EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investors Contact:
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT REVISES UPWARD 2010 FINANCIAL FORECAST

-	Company anticipates total revenues of $275 to $300 million and net income of $40 to $50 million

ROCKVILLE, MD, July 20, 2010 – Emergent BioSolutions Inc. (NYSE:EBS) announced today that it is revising upwards its 2010 annual guidance to now reflect anticipated total revenues of $275 to $300 million and net income of $40 to $50 million.  Of the anticipated total revenues of $275 to $300 million, $165 to $190 million is expected to be recognized in the second half of 2010.  This revised forecast does not reflect or incorporate any revenue impact from a possible development contract for the company’s rPA vaccine candidate.

The revision to the 2010 financial forecast is supported primarily by the recent modification to the company’s current BioThrax® procurement contract with the US Centers for Disease Control and Prevention (CDC).  This contract modification increased the number of doses of BioThrax that the company can deliver into the Strategic National Stockpile (SNS) during calendar 2010.  This increased volume of available doses of BioThrax is due to consistently high production yields throughout 2010.

“This modification by the CDC to our existing BioThrax procurement contract reinforces, yet again, the US government’s commitment to BioThrax as a critical component of the Strategic National Stockpile and to our nation’s defense against bioterrorism,” said Fuad El-Hibri, chairman and chief executive officer of Emergent.  “This is another example of how we continue to work with our US government partners in establishing BioThrax as the backbone of our readiness against the threat of anthrax and to building a stockpile as rapidly as possible.”

Daniel J. Abdun-Nabi, president and chief operating officer of Emergent, also commented, “The production yields we have been experiencing are a direct result of our commitment to driving innovation in our manufacturing process and to a multi-year initiative focused on process optimization of the existing Building 12 production facility.  We are extremely pleased with the results of our continuous process improvement program for BioThrax and expect this program to drive the maintenance of positive production metrics going forward.”

About Emergent BioSolutions Inc.
Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and antibody therapies that assist the body’s immune system to prevent or treat disease.  Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax infection.  Emergent’s product pipeline targets infectious diseases and includes programs focused on anthrax, tuberculosis, typhoid, flu and chlamydia.  Additional information may be found at www.emergentbiosolutions.com.

About BioThrax®
BioThrax is the only FDA-licensed vaccine for the prevention of anthrax infection.  It is indicated for the active immunization of adults who are at high risk of exposure to anthrax.  BioThrax is manufactured from a culture filtrate, made from a non-virulent strain of Bacillus anthracis.  Since 1998, the U.S. government has procured over 45 million doses of BioThrax.  During that time period, more than 9.6 million doses have been administered to nearly 2.4 million military personnel.  For full prescribing information, please visit www.biothrax.com/prescribinginformation_biothrax_us.pdf.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including any potential future securities offering, our expected revenue growth and net earnings for 2010, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts; our plans to pursue label expansions and improvements for BioThrax®; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; the success of our ongoing and planned development programs, preclinical studies and clinical trials; our ability to identify and acquire or in license products and product candidates that satisfy our selection criteria; the potential benefits of our existing collaboration agreements and our ability to enter into selective additional collaboration arrangements; the timing of and our ability to obtain and maintain regulatory approvals for our other product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our manufacturing success rates; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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